UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Additional Materials

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Akero Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

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Akero Therapeutics, Inc.
601 Gateway Boulevard, Suite 350
South San Francisco, CA 94080

SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 2, 2025

November 24, 2025

These definitive additional materials (which we refer to as the “Definitive Additional Materials”) amend and supplement the definitive proxy statement, dated November 7, 2025 (which we refer to as the “Definitive Proxy Statement”), initially mailed to stockholders on or about November 7, 2025, by Akero Therapeutics, Inc., a Delaware corporation (which we refer to as “Akero,” “we,” “our,” or the “Company”), for a special meeting of our stockholders (which we refer to as the “Special Meeting”) to be held virtually via live webcast on December 2, 2025, at 11:00 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed). The purpose of the Special Meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated October 9, 2025, by and among Akero, Novo Nordisk A/S, a Danish aktieselskab (which we refer to as “Novo” or “Parent”), and NN Invest Sub, Inc, a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), including the form of contingent value rights agreement (which we refer to as the “CVR Agreement”) to be entered into at or immediately prior to the effective time of the Merger by a direct or indirect wholly owned subsidiary of Parent designated in the CVR Agreement, a rights agent selected by Parent and reasonably acceptable to Akero and, solely with respect to Section 6.11 of the CVR Agreement, Parent, subject to changes permitted by the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Akero (which we refer to as the “Merger”), with Akero surviving the Merger as a wholly owned subsidiary of Parent.

These Definitive Additional Materials have been filed by Akero with the United States Securities and Exchange Commission (which we refer to as the “SEC”) on November 24, 2025.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3402
Banks & Brokers May Call Collect: (212) 750-5833

The information contained herein speaks only as of November 24, 2025, unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Akero believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law; however, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such actions, Akero wishes to voluntarily make supplemental disclosures related to the proposed Merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the extent that information in these Definitive Additional Materials differs from or conflicts with information contained in the Definitive Proxy Statement, the information in these Definitive Additional Materials shall supersede or supplement the information in the Definitive Proxy Statement, as applicable. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

SUMMARY

The disclosure under the section entitled “Summary” is hereby amended and supplemented by adding the following language as a new section immediately following the section captioned “Certain U.S. Federal Income Tax Consequences of the Merger” on page 9 of the Definitive Proxy Statement:

Legal Proceedings Regarding the Merger

•	As of November 24, 2025, two complaints have been filed in the Supreme Court of the State of New York, each relating to the Merger.

•
On November 10, 2025, a purported stockholder of Akero filed a lawsuit in the Supreme Court of the State of New York, County of New York against Akero and its directors, captioned John Burke vs. Akero Therapeutics, Inc., et al., Index No. 659669/2025 (which we refer to as the “Burke Complaint”). On November 11, 2025, a purported stockholder of Akero filed a lawsuit in the Supreme Court of the State of New York, County of New York against Akero and its directors, captioned Andrew Thompson vs. Akero Therapeutics, Inc., et al., Index No. 659714/2025 (which we refer to as the “Thompson Complaint”).

•
The Burke Complaint and Thompson Complaint allege that the proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and that, as a result, the defendants violated New York common law.

•
The Burke Complaint and Thompson Complaint each seek, among other things, (i) injunctive relief preventing consummation of the transactions contemplated by the Merger Agreement until such time, as any, that the defendants disseminate a proxy statement that does not omit material information or contain any misleading disclosures, (ii) recission of the transactions contemplated by the Merger Agreement or an award of actual and punitive damages, if the transactions contemplated by the Merger Agreement are consummated, and (iii) an award of the plaintiff’s fees and expenses in connection with the litigation, including reasonable attorneys’ and experts’ fees and expenses.

•
Akero, Parent and Merger Sub believe the claims asserted in these complaints are without merit. Akero has also received certain demand letters from purported stockholders making allegations similar to those contained in the complaints. Akero, Parent and Merger Sub believe the claims asserted in these demand letters are also without merit.

•
Additional demand letters may be received, and additional lawsuits may be filed against Akero, the Board of Directors, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Definitive Proxy Statement. If additional similar demand letters are received or complaints are filed, absent new or different allegations that are material, Akero will not necessarily announce such additional demands or filings.

THE MERGER

The disclosure under the section entitled “The Merger” is hereby amended and supplemented by adding the following language as a new section immediately following the section captioned “The Merger — Certain U.S. Federal Income Tax Consequences of the Merger” ending on page 78 of the Definitive Proxy Statement:

Legal Proceedings Regarding the Merger

As of November 24, 2025, two complaints have been filed in the Supreme Court of the State of New York, each relating to the Merger.

On November 10, 2025, a purported stockholder of Akero filed a lawsuit in the Supreme Court of the State of New York, County of New York against Akero and its directors, captioned John Burke vs. Akero Therapeutics, Inc., et al., Index No. 659669/2025 (which we refer to as the “Burke Complaint”). On November 11, 2025, a purported stockholder of Akero filed a lawsuit in the Supreme Court of the State of New York, County of New York against Akero and its directors, captioned Andrew Thompson vs. Akero Therapeutics, Inc., et al., Index No. 659714/2025 (which we refer to as the “Thompson Complaint”).

The Burke Complaint and Thompson Complaint allege that the proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and that, as a result, the defendants violated New York common law.

The Burke Complaint and Thompson Complaint each seek, among other things, (i) injunctive relief preventing consummation of the transactions contemplated by the Merger Agreement until such time, as any, that the defendants disseminate a proxy statement that does not omit material information or contain any misleading disclosures, (ii) recission of the transactions contemplated by the Merger Agreement or an award of actual and punitive damages, if the transactions contemplated by the Merger Agreement are consummated, and (iii) an award of the plaintiff’s fees and expenses in connection with the litigation, including reasonable attorneys’ and experts’ fees and expenses.

Akero, Parent and Merger Sub believe the claims asserted in these complaints are without merit. Akero has also received certain demand letters from purported stockholders making allegations similar to those contained in the complaints. Akero, Parent and Merger Sub believe the claims asserted in these demand letters are also without merit.

Additional demand letters may be received, and additional lawsuits may be filed against Akero, the Board of Directors, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Definitive Proxy Statement. If additional similar demand letters are received or complaints are filed, absent new or different allegations that are material, Akero will not necessarily announce such additional demands or filings.

Background of the Merger

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the first full paragraph on page 34 of the Definitive Proxy Statement:

In May and June 2020, the Company executed engagement letters with Morgan Stanley and J.P. Morgan, respectively, to serve as co-financial advisors to assist the Board of Directors with its exploration and evaluation of strategic alternatives, including a potential sale of the Company. These engagement letters were renewed or amended in subsequent years to, among other things, extend their terms. The Board of Directors considered and decided that having two financial advisors would be beneficial to its review of potential strategic alternatives.

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the fourth full paragraph on page 34 of the Definitive Proxy Statement:

On March 8, 2023, the Board of Directors held a regularly scheduled meeting. At this meeting, the Board of Directors formed a Transaction Committee (the “Prior Transaction Committee”) consisting of Seth L. Harrison, Graham Walmsley, Tomas Heyman and Jane Henderson to assist the Board of Directors’ review and evaluation of potential strategic alternatives. The Prior Transaction Committee was formed for convenience to permit the Board of Directors to exercise efficient oversight of Company management and was not formed because of any actual or potential conflicts of members of the Board of Directors. It was formed in light of interest expressed by a third party in a potential strategic transaction with the Company. However, such third party informed the Company that it was no longer interested in a transaction before the Prior Transaction Committee held its first meeting. While the Prior Transaction Committee never met, it was never formally disbanded. No members of the Prior Transaction Committee were paid any compensation in connection with their service on the committee.

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the fifth full paragraph on page 35 of the Definitive Proxy Statement:

On March 5, 2025, the Board of Directors held a regularly scheduled meeting. At this meeting, the Board of Directors formed a new Transaction Committee (the “Transaction Committee”) consisting of Seth L. Harrison, Graham Walmsley, Tomas Heyman and Jane Henderson, to assist the Board of Directors’ review and evaluation of potential strategic alternatives. Each member of the Transaction Committee and each other member of the Board of Directors (except for the Chief Executive Officer of the Company) was independent and disinterested with respect to the proposed transaction with Novo. The Transaction Committee was formed for convenience to permit the Board of Directors to exercise efficient oversight of Company management and was not formed because of any actual or potential conflicts of members of the Board of Directors. The Transaction Committee was given the authority to (1) oversee and provide direction to management and the Company’s advisors between meetings of the Board of Directors with respect to a transaction or strategic alternative, (2) review, consider and evaluate all proposals in connection with a transaction or strategic alternative, (3) participate in and direct the negotiation of the terms and conditions of any transaction or strategic alternative and (4) make recommendations to the Board of Directors as to whether the Board of Directors should pursue any transaction or strategic alternative and as to the advisability of any definitive agreements related to any transaction or strategic alternative. The Transaction Committee was not given the authority to authorize or veto any transaction or strategic alternative or enter into or veto any definitive agreement related to a transaction or strategic alternative. No members of the Transaction Committee were paid any compensation in connection with their service on the committee. The Transaction Committee was not disbanded at any point before or after the Company and Novo entered the Merger Agreement.

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the third full paragraph on page 36 of the Definitive Proxy Statement:

On May 14, 2025, a representative of Novo spoke with Dr. Cheng by phone and provided Dr. Cheng with an oral, preliminary, non-binding proposal to purchase all of the outstanding shares of the Company’s common stock for $58.00 per share in cash, which was subsequently confirmed in a non-binding written proposal (the “May 14 Proposal”), which was subject to Novo’s further due diligence. The May 14 Proposal also indicated that Novo expected to be in a position to announce a transaction within three to four weeks of getting access to further due diligence materials. Neither the May 14 Proposal nor any subsequent offer from Novo to acquire Akero mentioned post-closing management retention or equity participation in the combined company for Akero management, or potential post-closing directorships for members of the Board of Directors.

Opinion of Akero’s Financial Advisor — Morgan Stanley & Co. LLC

The disclosure under the section captioned “The Merger — Opinion of Akero’s Financial Advisor — Morgan Stanley & Co. LLC” is hereby amended and supplemented by adding the following bolded and double underlined language in the first full paragraph on page 51 of the Definitive Proxy Statement:

Morgan Stanley performed a discounted cash flow analysis for the Company, which is designed to provide an implied value of a company by calculating the present value of the estimated future risk-adjusted cash flows and terminal value of such company. Morgan Stanley calculated a range of implied fully diluted equity values per share of Akero common stock, based on estimates of future risk-adjusted unlevered free cash flows projected to be generated by the Company during the last quarter of the ﬁscal year 2025 and fiscal years 2026 through 2041, including the impact of certain net operating losses, each as provided to Morgan Stanley by the management of the Company in the October Projections. The range of terminal values was calculated by applying a perpetual growth rate of negative 50% as directed by the management of the Company and discount rates ranging from 10.2% to 12.2% (selected as described below) to estimates of the risk-adjusted unlevered terminal free cash flows for the Company at the end of fiscal year 2041, as provided in the October Projections. The risk-adjusted unlevered free cash flows and terminal values ranging from $1,886 million to $1,948 million were discounted to present values as of September 30, 2025, using a mid-year convention for discounting cash flows, at discount rates ranging from 10.2% to 12.2%, which discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of the Company’s weighted average cost of capital based on the capital asset pricing model and other factors. The resulting range of implied aggregate values were then adjusted for the Company’s net cash of approximately $994 million as of September 30, 2025 and the impact of assumed future equity raises in 2027 and 2028, each as provided by the management of the Company. In addition, for purposes of the discounted cash flow analysis, Akero’s management instructed Morgan Stanley to use the number of fully-diluted outstanding shares of Akero common stock, determined using the treasury stock method basis and taking into account (i) approximately 80.2 million common shares outstanding, (ii) approximately 7.4 million outstanding options with a weighted average exercise price of $25.86, (iii) approximately 0.7 million restricted stock units,  (iv) approximately 2.0 million shares issuable pursuant to pre-funded warrants, and (v) approximately 0.1 million shares issuable pursuant to warrants at a weighted average exercise price of $8.17, as of October 7, 2025.

The disclosure under the section captioned “The Merger — Opinion of Akero’s Financial Advisor — Morgan Stanley & Co. LLC” is hereby amended and supplemented by adding the following bolded and double underlined language in the fifth and sixth full paragraphs on page 51 of the Definitive Proxy Statement:

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed 11 future public market trading price targets for Akero common stock that were prepared and published by equity research analysts on or before October 8, 2025, prior to the Company’s issuance of the announcement of the proposed Merger. These price targets reflected each analyst’s estimate of the future public market trading price of Akero common stock.

After excluding an outlier price target of $109.00 per share of Akero common stock, which Morgan Stanley excluded based on its professional judgment and experience, the range of undiscounted analyst price targets was $60.00 to $84.00 per share of Akero common stock and the median of undiscounted analyst price targets was $72.50 per share of Akero common stock. In order to better compare the equity analysts’ stock price targets with the merger consideration, based on its professional judgment and experience, Morgan Stanley discounted each analyst’s price target for one year using a discount rate of 11.2% (the midpoint of the discount rate range of 10.2% to 12.2% determined by Morgan Stanley), reflecting estimates of the Company’s cost of equity. This analysis resulted in a discounted analyst price target range (rounded to the nearest $0.25) of $54.00 to $75.50 per share of Akero common stock. Morgan Stanley noted that the analyst price targets analyses were presented merely for reference and informational purposes only and not as a component of its fairness analysis.

The disclosure under the section captioned “The Merger — Opinion of Akero’s Financial Advisor — Morgan Stanley & Co. LLC” is hereby amended and supplemented by adding the following bolded and double underlined language in the second full paragraph on page 52 of the Definitive Proxy Statement:

For reference only, and not as a component of its fairness analysis, Morgan Stanley considered, based on publicly available transaction information, 77 transactions announced between May 2016 and September 2025 involving businesses Morgan Stanley judged to be sufficiently analogous to the Company’s business, as they involved late-stage or marketed publicly traded biopharma companies sold in M&A transactions with upfront consideration valued between $1 billion and $15 billion. For these transactions, Morgan Stanley noted the percentage premia paid over unaffected stock price and that the median of the percentage premia paid over the unaffected stock price was 73%. Based on its analysis of the premia for these transactions and based upon the application of its professional judgment and experience, Morgan Stanley selected a range of premia to unaffected stock price of 37% to 117% based on 10th and 90th percentiles and applied such range to (i) the Company’s closing price as of on May 19, 2025 (the last trading day prior to market speculation of a potential transaction) of $38.14; and (ii) the Company’s closing price as of October 8, 2025 (the last trading day prior to the Company’s issuance of an announcement of the proposed Merger) of $46.49, which resulted in an implied price range per share of Akero common stock (rounded to the nearest $0.25) of $52.25 to $82.75 and $63.75 to $101.00 respectively. Morgan Stanley noted that the selected transaction analysis was presented merely for reference and informational purposes only and not as a component of its fairness analysis.

The disclosure under the section captioned “The Merger — Opinion of Akero’s Financial Advisor — Morgan Stanley & Co. LLC” is hereby amended and supplemented by adding the following bolded and double underlined language in the second full paragraph on page 53 of the Definitive Proxy Statement:

Under the terms of its engagement, Morgan Stanley acted as financial advisor to the Company in connection with this transaction, including providing the Board of Directors with a fairness opinion, described in this section and attached as Annex B to this proxy statement, and will receive a fee of approximately $53 million for such services, of which $8 million became payable in connection with the delivery of Morgan Stanley’s opinion and the remainder is payable upon the consummation of the proposed Merger. No portion of the opinion fee was conditioned on the conclusions contained in Morgan Stanley’s opinion. The Company has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

The disclosure under the section captioned “The Merger — Opinion of Akero’s Financial Advisor — Morgan Stanley & Co. LLC” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the third full paragraph on page 53 of the Definitive Proxy Statement:

During the two years preceding the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have had commercial or investment banking relationships with the Company, Novo and Novo Holdings A/S, an affiliate of Novo, for which Morgan Stanley and such affiliates have received customary compensation. In the two years prior to the date of the Morgan Stanley’s opinion, Morgan Stanley and/or its affiliates: (i) provided financing services for the Company for which it and such affiliates received aggregate fees of between $10 million and $20 million in connection with such services; and (ii) provided financial advisory and financing services for Novo and/or Novo Holdings A/S, an affiliate of Novo, for which it and such affiliates received aggregate fees of between $30 million and $50 million in connection with such services~~; and (iii) was a lender to Novo with respect to certain revolving credit facilities~~. As of the date ~~hereof~~ of the opinion, Morgan Stanley or an affiliate thereof was a lender to Novo with respect to certain revolving credit facilities and, so far as Morgan Stanley ~~is~~ was aware, Morgan Stanley and/or its affiliates ~~hold~~ held an aggregate interest of: (x) less than 1% in the common stock of the Company; and (y) between 1% and 2% in the common stock of Novo, which interests are held in connection with Morgan Stanley’s and/or its affiliates’ investment management business, wealth management business, including client discretionary accounts, or ordinary course trading activities, including hedging activities. Morgan Stanley has also sought, and may in the future seek, to provide financial advisory and financing services to Novo and the Company and their respective affiliates and would expect to receive fees for the rendering of these services.

Opinion of Akero’s Financial Advisor — J.P. Morgan Securities LLC

The disclosure under the section captioned “The Merger — Opinion of Akero’s Financial Advisor — J.P. Morgan Securities LLC” is hereby amended and supplemented by adding the following bolded and double underlined language in the first full paragraph on page 56 of the Definitive Proxy Statement:

J.P. Morgan conducted a discounted cash ﬂow analysis for the purpose of determining the fully diluted equity value per share of Akero common stock using the risk adjusted unlevered free cash ﬂows that the Company is expected to generate during the last quarter of the ﬁscal year 2025 and the ﬁscal years 2026 through 2041 as provided in the October Projections, including the impact of certain net operating losses as provided by management of the Company. J.P. Morgan calculated the range of terminal values for the Company at the end of this period by applying a terminal growth rate of negative 50%, based on guidance provided by the management of the Company, and discount rates ranging from 10.0% to 12.0% (chosen as described below), to estimates of the risk adjusted unlevered terminal free cash flows for the Company at the end of fiscal year 2041, as provided in the October Projections. J.P. Morgan then discounted the risk adjusted unlevered free cash flow estimates and the terminal values ranging from $1,892 million to $1,955 million to present value as of September 30, 2025 using a mid-year convention for discounting and a range of discount rates from 10.0% to 12.0%, which range was chosen by J.P. Morgan based upon its analysis of the weighted average cost of capital of the Company based on J.P. Morgan’s professional judgment and experience, including the capital asset pricing model and other factors. The present value of the risk adjusted unlevered free cash flow estimates and the terminal values were then adjusted for the Company’s net cash of approximately $994 million as of September 30, 2025, and the impact of assumed future equity raises in 2027 and 2028, each as provided by Company management. In addition, for purposes of the discounted cash flow analysis, Akero’s management instructed J.P. Morgan to use the number of fully-diluted outstanding shares of Akero common stock, determined using the treasury stock method basis and taking into account (i) approximately 80.2 million common shares outstanding, (ii) approximately 7.4 million outstanding options with a weighted average exercise price of $25.86, (iii) approximately 0.7 million restricted stock units,  (iv) approximately 2.0 million shares issuable pursuant to pre-funded warrants, and (v) approximately 0.1 million shares issuable pursuant to warrants at a weighted exercise price of $8.17, as of October 7, 2025. This analysis indicated a range of implied per share equity value for Akero common stock (rounded to the nearest $0.25) of $52.50 to $63.75, which J.P. Morgan compared to (i) the value of the Closing Consideration excluding any potential payments under the CVR of $54.00 per share of Akero common stock, (ii) the value of the Closing Consideration plus the nominal undiscounted value of $6.00 of one CVR assuming the achievement of the Approval Milestone of $60.00 per share of Akero common stock and (iii) the Consideration NPV of $56.28 per share of Akero common stock.

The disclosure under the section captioned “The Merger — Opinion of Akero’s Financial Advisor — J.P. Morgan Securities LLC” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the fourth full paragraph on page 56 of the Definitive Proxy Statement:

Analyst Price Targets. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the future price targets of 11 publicly available equity research analysts for Akero common stock obtained from generally recognized financial data service providers and available to J.P. Morgan as of October 8, 2025. After excluding an outlier price target of $109.00 per share of Akero common stock, which J.P. Morgan excluded based on its professional judgment and experience, this resulted in an undiscounted reference range of $60.00 to $84.00 per share of Akero common stock (with an undiscounted median of $72.50 per share of Akero common stock).~~, which~~ J.P. Morgan then discounted such undiscounted reference range for one year, using a discount rate of 11.0% (the midpoint of the discount rate range of 10.0% to 12.0% determined by J.P. Morgan). This resulted in a discounted price targets range of $54.00 to $75.75 (in each case, rounded to the nearest $0.25) per share of Akero common stock. J.P. Morgan noted that the analyst price target analyses were presented merely for reference and informational purposes only and not as a component of its fairness analysis.

The disclosure under the section captioned “The Merger — Opinion of Akero’s Financial Advisor — J.P. Morgan Securities LLC” is hereby amended and supplemented by adding the following bolded and double underlined language in the fifth paragraph beginning on page 56 of the Definitive Proxy Statement:

Precedent Transactions — Premia Paid Analysis. For reference only and not as a component of its fairness analysis, J.P. Morgan, using publicly available information, performed an analysis of premiums paid in 77 transactions announced between May 2016 and September 2025 involving businesses which J.P. Morgan judged to be sufficiently analogous to the Company’s business (or aspects thereof), as they involved late-stage or marketed publicly traded biopharma companies sold in M&A transactions with upfront consideration valued between $1 billion and $15 billion. None of the selected transactions reviewed was identical to the proposed Merger. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived by J.P. Morgan to be affected by a potential transaction. The median of the percentage premia paid over the unaffected stock price in the selected transactions was 73%. Based on the analysis above and other considerations that J.P. Morgan deemed relevant in its professional judgment, J.P. Morgan selected a range of 37% to 117% based on 10th and 90th percentiles and applied such range to (i) the Company’s closing stock price on May 19, 2025 (the last trading day prior to market speculation of a potential transaction) of $38.14; and (ii) the Company’s closing price as of October 8, 2025 (the last trading day prior to the announcement of the proposed Merger). This resulted in an implied price range (rounded to the nearest $0.25) of approximately $52.25 to $82.75 and $63.75 to $101.00 per share of Akero common stock respectively. J.P. Morgan noted that the selected transaction analysis was presented merely for reference and informational purposes only and not as a component of its fairness analysis.

The disclosure under the section captioned “The Merger — Opinion of Akero’s Financial Advisor — J.P. Morgan Securities LLC” is hereby amended and supplemented by adding the following bolded and double underlined language in the fourth paragraph beginning on page 56 of the Definitive Proxy Statement:

The Company has agreed to pay J.P. Morgan (i) an opinion fee of approximately $8 million that became payable upon the delivery of its opinion; and (ii) a transaction fee, that is estimated, based on the information available as of the date of announcement, to be approximately $35 million, which is contingent and payable upon the consummation of the proposed Merger and against which the opinion fee will be credited. No portion of the opinion fee was conditioned on the conclusions contained in J.P. Morgan’s opinion. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

Certain Financial Projections

The disclosure under the section captioned “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language in the fourth full paragraph on page 58 of the Definitive Proxy Statement:

The Projections forecast efruxifermin revenues and associated costs relating to MASH patients with stage 3 or stage 4 fibrosis, assume no revenue relating to MASH patients with stage 2 fibrosis, and do not reflect potential revenues from the expansion of indications for efruxifermin or other pipeline products. The Projections assume a cumulative probability of success of 57.4% for efruxifermin for the treatment of MASH patients with stage 3 and stage 4 fibrosis. The Projections were prepared assuming Akero’s continued operation as a standalone company and do not take into account the Merger, including the effect of any business or strategic decision or action that has been or will be taken as a result of the execution of the Merger Agreement. The Projections also do not account for the Development Plan that the Company is required to use reasonable best efforts to execute under the Merger Agreement with Novo.

The disclosure under the section captioned “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the fifth full paragraph on page 58 of the Definitive Proxy Statement:

The October Projections and Morgan Stanley’s and J.P. Morgan’s respective financial analyses delivered in connection with their respective fairness opinions reflect changes to the assumptions and inputs used to prepare the May Projections and Morgan Stanley’s and J.P. Morgan’s respective preliminary financial analyses presented to the Board of Directors on May 21, 2025, including, among others: (i) an increase of approximately $436 million in assumed operating expenses in total over the 2026-2028 period, relating in particular to increases for Phase 3 clinical trial scope, manufacturing capacity for commercialization and commercialization preparation, (ii) a de minimis change in operating expenses for the 2029-2041 period, (iii) an increase in the size of and issuance prices for assumed future equity offerings, ~~(iii)~~ (iv) changes to Akero’s cash and debt balances, ~~(iv)~~ (v) an earlier estimated date of 2031, as compared to 2032, for a future milestone payment potentially due by Akero, ~~(v)~~ (vi) updates to the Company’s capitalization to reflect the then-current outstanding common stock and dilutive instruments, and ~~(vi)~~ (vii) an update to the valuation date for the financial analyses to September 30, 2025, as compared to June 30, 2025 (collectively, the “May Projections Adjustments”).

The disclosure under the section captioned “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following new rows and bolded and double underlined language in the table on pages 60 and 61 of the Definitive Proxy Statement:

May Projections (Risk-Adjusted)
(Amounts in Millions)

	Fiscal year ended December 31,
	2025	2026	2027	2028	2029	2030	2031	2032	2033
Revenue	$-	$-	$-	$1	$31	$245	$582	$1,009	$1,537
Product Cost of Goods Sold	$-	$-	$-	$-	$-	$-	$-	$(60)	$(99)
Commercial Milestone & Royalty Payments	$-	$-	$-	$-	$(1)	$(10)	$(43)	$(86)	$(100)
Gross Profit (1)	$-	$-	$-	$1	$30	$235	$538	$863	$1,338
U.S. R&D Expenses	$(337)	$(306)	$(339)	$(325)	$(108)	$(14)	$(14)	$(14)	$(14)
U.S. SG&A Expenses	$(46)	$(59)	$(79)	$(196)	$(184)	$(161)	$(165)	$(170)	$(175)
Ex-U.S. Operating Expenses	$-	$-	$-	$-	$-	$(2)	$(15)	$(33)	$(55)
Depreciation & Amortization	$-	$-	$-	$-	$(1)	$(1)	$(1)	$(1)	$(1)
EBIT	$(383)	$(365)	$(417)	$(521)	$(263)	$56	$342	$644	$1,092
Tax Expense	$-	$-	$-	$-	$-	$(3)	$(23)	$(44)	$(74)
NOPAT (2)	$(383)	$(365)	$(417)	$(521)	$(263)	$53	$319	$600	$1,018
Depreciation & Amortization	$-	$-	$-	$-	$1	$1	$1	$1	$1
Capital Expenditures	$-	$-	$-	$-	$(1)	$(1)	$(1)	$(1)	$(1)
Change in Net Working Capital	$-	$-	$-	$-	$(4)	$(21)	$(34)	$(43)	$(53)
Unlevered Free Cash Flow	$(383)	$(365)	$(417)	$(521)	$(267)	$32	$285	$558	$966

	Fiscal year ended December 31,
	2034	2035	2036	2037	2038	2039	2040	2041
Revenue	$2,178	$2,875	$3,550	$3,959	$4,271	$4,528	$4,296	$3,060
Product Cost of Goods Sold	$(141)	$(188)	$(233)	$(263)	$(284)	$(299)	$(276)	$(196)
Commercial Milestone & Royalty Payments	$(151)	$(207)	$(261)	$(294)	$(319)	$(339)	$(278)	$-
Gross Profit (1)	$1,886	$2,481	$3,056	$3,403	$3,668	$3,890	$3,742	$2,864
U.S. R&D Expenses	$(14)	$(14)	$(14)	$(14)	$(14)	$(14)	$(14)	$(10)
U.S. SG&A Expenses	$(180)	$(185)	$(191)	$(197)	$(203)	$(209)	$(216)	$(154)
Ex-U.S. Operating Expenses	$(82)	$(116)	$(151)	$(184)	$(201)	$(201)	$(143)	$(102)
Depreciation & Amortization	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)
EBIT	$1,608	$2,164	$2,698	$3,006	$3,248	$3,464	$3,367	$2,596
Tax Expense	$(185)	$(468)	$(584)	$(653)	$(705)	$(751)	$(726)	$(558)
NOPAT (2)	$1,423	$1,696	$2,114	$2,354	$2,543	$2,713	$2,641	$2,038
Depreciation & Amortization	$1	$1	$1	$1	$1	$1	$1	$1
Capital Expenditures	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)
Change in Net Working Capital	$(64)	$(70)	$(67)	$(41)	$(31)	$(26)	$23	$124
Unlevered Free Cash Flow	$1,359	$1,626	$2,047	$2,313	$2,512	$2,688	$2,665	$2,161

(1)	“Gross Profit” means revenue minus costs of goods sold minus milestone and royalty payments.
(2)	“NOPAT” means Akero’s earnings before interest expense and taxes minus tax expense.

The disclosure under the section captioned “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following new rows and bolded and double underlined language in the table on pages 61 and 62 of the Definitive Proxy Statement:

October Projections (Risk-Adjusted)
(Amounts in Millions)

	Fiscal year ended December 31,
	2025	2026	2027	2028	2029	2030	2031	2032	2033
Revenue	$-	$-	$-	$1	$31	$245	$582	$1,009	$1,537
Product Cost of Goods Sold	$-	$-	$-	$-	$-	$-	$-	$(60)	$(99)
Commercial Milestone & Royalty Payments	$-	$-	$-	$-	$(1)	$(10)	$(72)	$(58)	$(100)
Gross Profit (1)	$-	$-	$-	$1	$30	$235	$509	$891	$1,338
U.S. R&D Expenses	$(337)	$(418)	$(516)	$(424)	$(101)	$(14)	$(14)	$(14)	$(14)
U.S. SG&A Expenses	$(46)	$(56)	$(79)	$(248)	$(185)	$(156)	$(161)	$(165)	$(170)
Ex-U.S. Operating Expenses	$-	$-	$-	$-	$-	$(2)	$(15)	$(33)	$(55)
Depreciation & Amortization	$-	$-	$-	$-	$(1)	$(1)	$(1)	$(1)	$(1)
EBIT	$(383)	$(474)	$(594)	$(671)	$(258)	$61	$318	$677	$1,097
Tax Expense	$-	$-	$-	$-	$-	$(3)	$(22)	$(45)	$(74)
NOPAT (2)	$(383)	$(474)	$(594)	$(671)	$(258)	$58	$296	$632	$1,023
Depreciation & Amortization	$-	$-	$-	$-	$1	$1	$1	$1	$1
Capital Expenditures	$-	$-	$-	$-	$(1)	$(1)	$(1)	$(1)	$(1)
Change in Net Working Capital	$-	$-	$-	$-	$(4)	$(21)	$(34)	$(43)	$(53)
Unlevered Free Cash Flow	$(383)	$(474)	$(594)	$(671)	$(262)	$36	$262	$589	$970

	Fiscal year ended December 31,
	2034	2035	2036	2037	2038	2039	2040	2041
Revenue	$2,178	$2,875	$3,550	$3,959	$4,271	$4,528	$4,296	$3,060
Product Cost of Goods Sold	$(141)	$(188)	$(233)	$(263)	$(284)	$(299)	$(276)	$(196)
Commercial Milestone & Royalty Payments	$(151)	$(207)	$(261)	$(294)	$(319)	$(339)	$(278)	$-
Gross Profit (1)	$1,886	$2,481	$3,056	$3,403	$3,668	$3,890	$3,742	$2,864
U.S. R&D Expenses	$(14)	$(14)	$(14)	$(14)	$(14)	$(14)	$(14)	$(10)
U.S. SG&A Expenses	$(175)	$(181)	$(186)	$(192)	$(198)	$(204)	$(211)	$(150)
Ex-U.S. Operating Expenses	$(82)	$(116)	$(151)	$(184)	$(201)	$(201)	$(143)	$(102)
Depreciation & Amortization	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)
EBIT	$1,612	$2,169	$2,703	$3,011	$3,253	$3,469	$3,372	$2,600
Tax Expense	$(109)	$(458)	$(585)	$(654)	$(706)	$(752)	$(727)	$(559)
NOPAT (2)	$1,503	$1,711	$2,118	$2,358	$2,547	$2,717	$2,645	$2,040
Depreciation & Amortization	$1	$1	$1	$1	$1	$1	$1	$1
Capital Expenditures	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)
Change in Net Working Capital	$(64)	$(70)	$(67)	$(41)	$(31)	$(26)	$23	$124
Unlevered Free Cash Flow	$1,439	$1,641	$2,051	$2,317	$2,516	$2,691	$2,669	$2,164

(1)	“Gross Profit” means revenue minus costs of goods sold minus milestone and royalty payments.
(2)	“NOPAT” means Akero’s earnings before interest expense and taxes minus tax expense.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction between Akero and Parent, Akero has filed the Definitive Proxy Statement with the SEC on November 7, 2025. The Definitive Proxy Statement and proxy card have been mailed to Akero’s stockholders of record as of the close of business on November 7, 2025. Akero may also file other documents with the SEC regarding the transactions contemplated by the Merger Agreement (the “Transactions”). This document is not a substitute for the Definitive Proxy Statement or any other document which Akero may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents that are filed or will be filed with the SEC by Akero through the website maintained by the SEC at www.sec.gov, Akero’s website at https://ir.akerotx.com/financial-information/sec-filings or by contacting the Akero investor relations department at the following:

Christina Tartaglia
(212) 362-1200
IR@akerotx.com

PARTICIPANTS IN THE SOLICITATION

Akero and its directors, executive officers and employees, including Jane Henderson, Seth L. Harrison, M.D., Ph.D., Graham L. Walmsley, M.D., Ph.D., Yuan Xu, Ph.D., Mark T. Iwicki, Tomas Heyman and Judy Chou, all of whom are members of Akero’s Board of Directors, as well as Andrew Cheng, M.D., Ph.D., President, Chief Executive Officer and Director of Akero, Jonathan Young, J.D., Ph.D., Chief Operating Officer and Secretary of Akero, William White, J.D., Chief Financial Officer, Head of Corporate Development and Treasurer of Akero, Scott Gangloff, Chief Technology Officer of Akero, Patrick Lamy, Senior Vice President, Commercial Strategy of Akero, Timothy Rolph, D.Phil., Chief Scientific Officer of Akero, and Catriona Yale, Chief Development Officer of Akero, may be deemed to be participants in the solicitation of proxies from the stockholders of Akero in connection with the Transactions. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is included in the “The Merger — Interests of Akero’s Directors and Executive Officers in the Merger” and the “Security Ownership of Certain Beneficial Owners and Management” sections of the Definitive Proxy Statement. The Definitive Proxy Statement and other documents that are filed or will be filed with the SEC by Akero may be obtained free of charge from the SEC’s website at www.sec.gov and Akero’s website at https://ir.akerotx.com/financial-information/sec-filings.

FORWARD-LOOKING STATEMENTS

This Schedule 14A contains forward-looking statements related to Akero, Parent and the Transactions that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this Schedule 14A, Akero’s forward-looking statements include, without limitation, statements regarding the Transactions, and about the parties’ ability to satisfy the conditions to the consummation of the Transactions; statements about the expected timetable for completing the Transactions; Akero’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Akero, the U.S. Food and Drug Administration’s (“FDA”) approval of Akero’s new drug application for efruxifermin for the treatment of metabolic dysfunction-associated steatohepatitis, Akero’s ability to commercialize current and future product candidates, the anticipated timing of closing of the Transactions and the accuracy of any assumptions underlying any of the foregoing. Forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the ability to obtain shareholder approval for the Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability for the parties to consummate the Transactions on a timely basis or at all; risks related to non-achievement of the contingent value right (“CVR”) milestones and that holders of the CVRs will not receive any payments in respect of those CVRs; the possibility that competing offers for Akero will be made; the possibility that various closing conditions, including the ability to secure regulatory approvals and stockholder approval on terms expected, at all or in a timely manner, for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the effects of the Transactions (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; that Parent may not realize the potential benefits of the Transactions; other business effects, including the effects of industry, economic or political conditions outside of the parties’ control; transaction costs; the risk that the Transactions will divert management’s attention from Akero’s ongoing business operations or otherwise disrupt Akero’s ongoing business operations; changes in Akero’s business during the period between now and the closing of the Transactions; certain restrictions during the pendency of the Transactions that may impact Akero’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation relating to the Transactions; the ability to maintain or expand regulatory approvals or commercialize Akero’s products; that the results of any ongoing or future clinical trials may not satisfy U.S. or non-U.S. regulatory authorities; the uncertainty associated with the current worldwide economic and financial conditions in the United States and around the word, including as a result of pandemics and epidemics, rising inflation, increased interest rates, natural disasters, military conflicts, terrorist attacks and other similar matters; actual or contingent liabilities; and other risks listed under the heading “Risk Factors” in Akero’s periodic reports filed with the SEC, including quarterly reports on Form 10-Q and annual reports on Form 10-K. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to Akero and Parent, and Akero and Parent disclaim any obligation to update the information contained in this communication as new information becomes available except to the extent required by law.